                                                                      EXHIBIT 11



                      AMERICAN BUSINESS INFORMATION, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

             For the years ended December 31, 1995, 1994 and 1993
                   (In thousands, except per share amounts)

                                                   1995     1994      1993
                                                  -------  -------   -------

Average shares outstanding......................   20,738   20,678    20,658
Net additional common equivalent shares (1).....      632      174        41
                                                  -------  -------   -------

Average number of common and common equivalent
 shares outstanding.............................   21,370   20,852    20,699
                                                  =======  =======   =======

Net income for per share computation (1)........  $12,001  $12,824   $10,775
                                                  =======  =======   =======

Net income per average common and common
 equivalent share outstanding...................  $  0.56  $  0.62   $  0.52
                                                  =======  =======   =======

------------------------------

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 percent.